Exhibit 99.2

                     SHPI First Quarter 2004 Conference Call

                       Opening Remarks by SHPI Management



JEFF SOINSKI, President and CEO
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Good afternoon, and thank you for joining our first quarter 2004 conference call. I am joined today by Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer, Paul Evans, our Vice President, Business Development and General Counsel, and Keith Merrell, our acting Chief Financial Officer. Dr. Solomon and I will make brief opening remarks and then we will open the call to your questions.

Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements, since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

We ended our last conference call by outlining our primary financial goals for 2004: 1) to provide substantial revenue growth versus 2003, without significantly increasing operating expense, 2) to maintain strong blended gross margins, 3) to significantly reduce our net loss in 2004 to achieve sustainable profitability by the fourth quarter of this year. I am happy to report that our first quarter financial results indicate that without material adverse events, which we do not anticipate at this time, we are on-track to achieve all of these goals.

Over the past quarter, we have also continued to invest in our future by committing one-half of our first quarter operating expense to research and development activities. This investment is important to advance several exciting new product opportunities through the development and commercialization process, and to position multiple new products for market launch in 2005. By continuing to build the revenue stream associated with our currently marketed products and advancing our portfolio of next generation products, we move that much closer to achieving our overall goal of becoming a successful operating company with multiple product lines and strategic relationships. Dr. Solomon will share more with you related to these activities later in the call.

At this point, I'd like to provide a brief review of our first quarter 2004 financial results.

First Quarter 2004 Financial Results
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During the first quarter of 2004, we reported revenue of $1.14 million, an increase of $652 thousand or 134% as compared to the same period a year-ago. Product sales and royalty revenue accounted for 79% of our total revenue in first quarter 2004, as compared to 57% in the same period a year-ago. Our gross profit for first quarter 2004 totaled $952 thousand, an increase of $531 thousand or 126% as compared to the same period a year-ago. By combining 100% gross margin royalty revenue with high margin OEM product sales, we achieved an 84% gross profit margin in first quarter 2004.

Operating expense for first quarter 2004 totaled $1.25 million, an increase of $58 thousand or 5% versus the same period a year-ago. Research and development accounted for approximately 50% of total operating expense. Sales and marketing accounted for 27% of total operating expense. General and administrative expense accounted for 23% of total operating expense.

Our net loss for the first quarter of 2004 totaled $283 thousand, an improvement of $453 thousand or 62% as compared to the year-earlier period. This relates to a net loss per share of $(0.01) for first quarter 2004, as compared to $(0.04) for the year-earlier period. Net loss per share calculations are based upon weighted average number of common shares outstanding of 26.7 million for first quarter 2004 and 17.8 million for the year-earlier period. This increase in the weighted average number of common shares outstanding is related to the automatic conversion of our Series A Preferred Stock in February 2004. Reflecting the full impact of this conversion, we had 39.7 million common shares outstanding as of May 12, 2004.

Current assets at March 31, 2004 were $3.0 million, including cash and cash equivalents of $1.8 million. We believe that this cash, along with cash generated from the sale of products, development fees and royalties will be sufficient to execute our business plan in 2004. As discussed on our last conference call, in March we obtained a commitment in the form of a convertible note for $1,000,000 in long-term funding from Galen Partners, a major stockholder in the Company. This funding can be taken down solely at our option.

We expect to report continued strong revenue growth in the second quarter and throughout the year. We will also continue to carefully manage our expenses and look for opportunities to bring greater efficiency to our organization. By doing so, we expect to provide continued improvement in our operating performance. And, without material adverse events, which we do not anticipate at this time, we expect to achieve our goal of sustainable profitability by the fourth quarter of this year.

Our revenue growth over the past quarter indicates the vitality of our currently marketed products, including the Monoject MagellanTM safety blood collection device introduced by the Kendall division of Tyco Healthcare in January of this year. While the continued growth of LiftLoc(R) Safety Infusion Set, our first OEM and SHPI-branded product, and our four marketed licensed products is critical to our success, a major focal point for our company in 2004 is the development and commercialization of multiple product applications of SecureLocTM, our second major platform technology.

At this point, I'd like to ask Dr. Solomon to provide a brief update on some of our progress in this area.

DONALD SOLOMON, Ph.D, COO and CTO
---------------------------------

Thank you, Jeff. As Jeff indicated, SecureLocTM is our second major platform technology. This technology is exciting for SHPI in that it allows us to provide a viable safety solution for several high-margin, specialty needle categories, where one currently does not exist.

As described on previous conference calls, SecureLocTM is an integral safety capsule that automatically senses the end of the needle as it advances down the needle shaft and instantly locks out to fully encapsulate the needle tip. No modification or deformation of the needle is required to activate a SecureLocTM device. This is an extremely versatile technology, with SecureLocTM having been designed to work with virtually any gauge or length of needle. Activation of a SecureLocTM device can be active or passive depending upon the clinical need or preference. We are developing a strong intellectual property position around this technology, and have filed 18 U.S. and international patent applications for SecureLocTM, with one U.S. patent already issued.

Our primary areas of focus for SecureLocTM are long specialty needles and catheter introducers. In the third quarter of last year, we announced our first major product agreement on SecureLocTM with BD (Becton, Dickinson and Company) for safety-engineered spinal and epidural needles. Products related to this agreement will compete in the $200 million U.S. spinal and epidural needle market. We believe that the SecureLocTM safety spinal needle device we are developing in conjunction with BD has the potential to be the first safety spinal needle available.

We are in discussions with potential corporate partners relating to other product applications of the SecureLocTM technology. We also have an active program in place to develop and commercialize safety products for several markets. These include the $255 million U.S. IV Catheter market; the relatively small, but high-margin $12 million U.S. bone biopsy needle market; the $29 million U.S. introducer needle market; the $24 million U.S. soft tissue biopsy needle market; and the high-margin $25 million U.S. safety semi-automatic gun biopsy needle market. Together these initial target markets represent a U.S. market opportunity of close to $350 million.

We have made rapid progress in the development of products to address each of these markets and anticipate bringing at least three SecureLocTM product lines to market in 2005 as either licensed or OEM manufactured products. To that end, we are actively engaged in the development of our manufacturing capability for SecureLocTM, and are preparing to establish OEM manufacturing lines for our initial SecureLocTM product applications. I look forward to reporting on our continued progress with SecureLocTM in the coming quarters.

JEFF SOINSKI
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Thank you, Don. At this point, I'd like to open the call for questions. The moderator will come back onto the line to explain the procedure for this part of the call.

Q&A SESSION
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(Available until May 24, 2004 by dialing (800) 475-6701 in the U.S. and (320)
365-3844 internationally and entering access code: 730988)

JEFF SOINSKI
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Thank you for joining our first quarter 2004 conference call. And, thank you for your continued support. We will conduct our next call in conjunction with our second quarter 2004 earnings release, and will issue a press release with call-in information at least one-week prior to the call. In the meantime, I invite you to review our recent 10-QSB and 10-KSB filings and to visit our website at www.shpi.com for a transcript of the opening remarks of this call and to learn more about our company.


These remarks contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.